Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 and Post-Effective Amendment No. 1 to Registration Statements No. 333-108160, No. 333-62828, No. 333-58605, and No. 33-95050 on Form S-8 of our reports dated April 10, 2006, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle) and financial statement schedule of PetSmart, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of PetSmart, Inc. for the year ended January 29, 2006.
/s/Deloitte & Touche LLP
Phoenix, Arizona
July 5, 2006